SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 and 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (date of earliest event reported):

                       February 7, 2003 (February 7, 2003)


                                U.S. ENERGY CORP.
--------------------------------------------------------------------------------
              Exact Name of Registrant as Specified in its Charter)

             Wyoming                    0-6814                83-0205516
--------------------------------    ---------------    -------------------------
  (State or other jurisdiction        (Commission          (I.R.S. Employer
        of incorporation)              File No.)          Identification No.)


     Glen L. Larsen Building
     877 North 8th West
     Riverton, WY                                             82501
----------------------------------------------------    ------------------------
    (Address of Principal Executive Offices)                  (Zip Code)


       Registrant's telephone number, including area code: (307) 856-9271


         Former fiscal year end May 31; new fiscal year end December 31.
--------------------------------------------------------------------------------
               (Former Name, Former Address or Former Fiscal Year,
                          if Changed From Last Report)




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ITEM 5.  OTHER EVENTS


     U.S. Energy Corp. reports that its Rocky Mountain Gas Inc. ("RMG") subsidiary has signed an Option Agreement to acquire about 40,000 net acres of undeveloped coalbed methane (CMB) properties in the Powder River Basin of northeastern Wyoming. Under the terms of the agreement, RMG has until May 1, 2003 to complete its due diligence, raise sufficient capital to exercise the option and enter into a definitive agreement for purchase and sale of the subject properties.

     The optioned properties include 10 completed wells defining the targeted coals. A portion of the property offsets production from adjoining properties belonging to other parties. Pipelines traverse portions of the properties and all but 500 acres of the properties are held in fee (privately owned). RMG is contacting an independent geologic consultant to provide volumetric reserve analyses.

     Additionally RMG is conducting exploration activities on RMG's properties in the Montana portion of the Powder River Basin. A 4 well exploration program is underway with 2 wells having been drilled and completed. Management is encouraged by initial gas shows and an individual coal thickness of approximately 50 feet. Complete results from the exploration program will dictate the extent of follow-up pilot programs tentatively scheduled for later this year. Two additional wells that were previously completed have undergone further testing as required by the Bureau of Land Management. Water analysis and production testing of these two wells have yielded positive preliminary results.

     RMG is gearing up to expand the pace and scope of exploration and development programs this year. Our production volumes are increasing at the Bobcat, Wyoming project and as of February 5, 2003 we're selling gas for over $4.00 per Million BTU (MMBtu) ($4.50 on February 5, 2003). The energy content of our CBM gas is close to one MMBtu per Mcf (from .96 to .98 MMBtu in 1.00 Mcf)

     For February 2003, we have a guaranteed price of $3.07 per MMBtu for the first 1,000 MMBtu sold each day, and we are selling the balance at market prices, now about 1,100 MMBtu per day. Going forward, we may or may not use the guaranteed contract price mechanism to lock in prices on some or all production, and will make this decision each month to balance our desire for price stability with the need to maximize upside with market sales. RMG owns a 27.6% working interest (22% net revenue interest) in the Bobcat project.

     Although we are encouraged by the fact that prices have crossed back up over the $4.00 per MMBtu level for the first time in over a year, we do expect market prices will continue to reflect the negative price differential from national prices. The $4.50 per MMBtu price on February 5, 2003, for example, still was 28% less than the national average of $6.25 that day. There is no guarantee that increased pipeline capacity planned or under construction will eliminate the negative price differential or even significantly reduce it.


FORWARD LOOKING STATEMENTS

     This Report on Form 8-K includes "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical fact included in this Report, are forward-looking statements. In addition, whenever words like "expect," "anticipate" or "believe" are used, we are making forward-looking statements.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 U.S. ENERGY CORP.


Dated:  February 7, 2003                    By:    /s/  Daniel P. Svilar
                                                 -------------------------------
                                                 DANIEL P. SVILAR, Secretary





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